UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

CURRENT REPORT

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report (Date of Earliest Event Reported): July 8, 2016

Harley-Davidson, Inc.
(Exact name of registrant as specified in its charter)

Wisconsin	1-9183	39-1382325
State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3700 West Juneau Avenue, Milwaukee, Wisconsin 53208
(Address of principal executive offices (zip code))

(414) 342-4680
(Registrant’s telephone number, including area code)

Not Applicable
(Former name)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Item 7.01 Regulation FD Disclosure.

On June 15, 2016, Harley-Davidson Financial Services, Inc., a wholly-owned subsidiary of
Harley-Davidson, Inc. (the “Company”), and its affiliates (collectively, “HDFS”) consummated an asset-backed securitization (“ABS”) transaction.

While HDFS has regularly participated in the ABS market, this transaction was structured differently than HDFS’ recent ABS transactions. HDFS sold retail motorcycle finance receivables with a principal balance of $301.8 million and also sold all of the related residual interest in the receivables.

In contrast, a typical HDFS ABS transaction would result in the Company recognizing income over the life of the receivables. Further, the retail motorcycle finance receivables would remain on the balance sheet of HDFS for the life of the receivables, and the transaction would result in corresponding term ABS debt on the balance sheet.

Because HDFS did not retain any ownership interest in the receivables, the Company will account for the transaction as a “sale”. Under sale accounting, the retail motorcycle finance receivables are removed from HDFS’ balance sheet, and an upfront gain or loss is recognized depending on the pool of receivables and market conditions. The Company believes it will record a pre-tax gain on sale of approximately $9 million relating to this transaction in the Company’s second quarter. Also, as a result of the sale, HDFS will remove the related receivables from its balance sheet, and the transaction will not result in corresponding ABS debt being recorded on the balance sheet.

This transaction will have an opportunity cost to the Company in the amount of the income that would have been generated over the life of the receivables. The Company estimates that this pool of receivables would have generated pre-tax income in excess of the gain on sale of approximately $7 million over the life of the receivables if the Company had retained the residual interest in the receivables. The transaction allowed HDFS to pay a dividend to the Company of $43 million without impacting HDFS’ debt-to-equity ratio. The Company has used the proceeds of the dividend to repurchase incremental shares of the Company’s stock under existing repurchase authorizations. The Company expects the net effect of this transaction versus the typical ABS transaction to be largely neutral to our shareholders from an earnings per share perspective when considering the gain on sale, the opportunity cost of selling the residual interest, and the share repurchases.

This Current Report on Form 8-K includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects,” “plans,” “intends,” or “estimates” or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets, guidance or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this report. These risks and uncertainties include, among other things, the Company’s ability to effect repurchases of its common stock, the prices of shares that it is able to repurchase and factors underlying the estimate of the amount of income that would have been generated over the life of the receivables, as well as the factors detailed in the Company’s Securities and Exchange Commission filings. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this report are only made as of the date of this report, and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARLEY-DAVIDSON, INC.
Dated: July 8, 2016

By: /s/ Rebecca W. House
Rebecca W. House
Assistant Secretary